EXHIBIT 99.2

On May 2, 2007, inTEST Corporation held a webcast conference call to review its first quarter 2007 results and discuss management's current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to inTEST's First Quarter 2007 Results Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question you will need to press the star, one on your pushbutton phone. As a reminder, this conference is being recorded today. A replay will also be available at www.intest.com.

I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you, Operator. Good afternoon and welcome everyone to today's first quarter results call. Joining us from inTEST are Mr. Robert Matthiessen, President and Chief Executive Officer and Mr. Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the first quarter. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not received a copy of today's results release, please call The Ruth Group at 646-536-7003 or you can get a copy off of inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain statements about future events and expectations which are forward-looking statements. Any statement on this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risk factors, including, but not limited to, the following, changes in business conditions and the economy generally, changes in the demand for semi-conductors generally, changes in the rates of and timing of capital expenditures by semi-conductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with the company's products, implementation of additional restructuring initiatives, costs associated with compliance with Sarbanes-Oxley and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to, the company's periodic reports on Form 10-K, Form 10-Q and Form 8-K. The company undertakes no obligation to update information in this conference call to reflect events or circumstances after the date hereof or reflects the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you David and welcome everyone to today's call. The first quarter was challenging for us, due to the lower than expected top line revenue and the impact of our fixed cost structure. We are clearly disappointed to post a loss in the quarter given the significant costs we previously have taken out of our business. With that said, we do not foresee the need for additional staffing reductions. Our management team views current staffing levels as the minimum necessary to support expected sales in coming quarters.

Importantly, we believe the first quarter will represent the trough quarter for revenues for 2007, based on encouraging news from customers and the fact that bookings are now beginning to recover. As the US Semi-Conductor Industry Association recently reported, global sales of semi-conductors reversed three months of sequential declines with a nominal gain of just over 1% in March. Additionally, the SIA reported that worldwide sales of semi-conductors rose 3.2% from a year earlier in March. We are generally optimistic about our results going forward, and expect moderate growth over the next quarters.

As I alluded to above, our bookings have increased in the first quarter of 2007 to $12.6 million from $12.2 million in the fourth quarter of 2006. We remain focused on running a lean, cash flow positive operation, and we continue to fund our strategic product development efforts. This underscores our commitment to providing customers with a continued high level of product innovation, and support they have come to expect of inTEST.

Let me take a few minutes to give you additional color on our specific business segments. Our manipulator and docking hardware segment was down, basically due to the overall slowness of the backend sector. Also our Japanese subsidiary has been winding down a significant contract for sockets, and in fact, is in the process of terminating the agreement with that socket manufacturer. Although our revenues were below expectations, we do not believe there has been any significant shifts in market share. That being said, we have seen recent indications of recovery, and that some of the business that did not materialize in Q1 is beginning to come in in the present quarter.

Our interface group showed a slight increase in business, though still below our projections. This group has been working diligently on the design and introduction of new products over the past year, and we believe we are beginning to see the results of these efforts.

Our temperature management product group, Temptronic, performed relatively flat and profitably I might add, which is actually quite good in the present business environment. Of notice, the fact that the combination thermostream chambers are becoming a mainstay of the business and that much of this business activity is coming from Asia, specifically China.

Now, I'd like to turn the call over Hugh to go through the detailed financials.

Hugh Regan, Jr.:

Thanks Bob. Net revenues for the quarter ended March 31, 2007 were $12.1 million compared to $13.2 million for fourth quarter of 2006. The net loss for the first quarter of 2007 was $1.2 million, or $0.13 per diluted share compared to net income of $81,000 or $0.01 per diluted share for the fourth quarter of 2006.

For the first quarter, end-user net revenues were $9.2 million or 76% of net revenues, compared to $10.3 million or 78% of net revenues in the fourth quarter of last year. OEM net revenue was $2.9 million or 24% of net revenues in the first quarter of 2007, compared with $2.9 million or 22% of net revenues in the fourth quarter of 2006. On a product segment basis, net revenues for the manipulator and the docking hardware segment were $5.9 million or 49% of net revenues in the first quarter of 2007, compared with $6.7 million or 51% of net revenues in the fourth quarter of 2006.

Our temperature management segment had net revenues of $5.0 million or 41% of net revenues in the first quarter of 2007, compared with $5.3 million or 40% of net revenues in the fourth quarter of 2006. And finally, our tester interface segment reported net revenues of $1.2 million or 10% of net revenues in the first quarter of 2007, compared with $1.2 million or 9% of net revenues in the fourth quarter of 2006.

Company's overall gross margin for the quarter ending March 31, 2007 was $4.4 million or 36.5% of net revenues compared to $5.3 million or 39.7% for the fourth quarter of 2006. Material costs were 38.5% of net revenues in the first quarter of 2007, compared to 38.9% in the fourth quarter of 2006. The slight improvement in component material costs was the result of a more favorable product mix in the first quarter compared to the fourth quarter.

I'll now discuss the breakdown of operating expenses. Selling expense was $1.2 million; excuse me, $2.2 million or 18% of net revenues for the first quarter, compared with $2.0 million or 15% of net revenues in the fourth quarter of 2006, an increase of $173,000 or 9%. The increase is primarily due to increased travel expenses related to trade show participation in the first quarter as well as higher salary and benefit expense. These increases were partially offset by reductions in warranty expense, third party installation costs and sales commission expenses.

Engineering and product development expense is unchanged at $1.4 million for the first quarter. During the first quarter of 2007, we had increases in spending on patents, legal and increased spending on third party product development and consultants, which were offset by reductions in research and development materials and salary and benefit expense.

General and administrative expense was $2.2 million or 18% of net revenues in the first quarter compared with $1.9 million or 15% of net revenues in the fourth quarter of 2006, an increase of $284,000 or 15%. The increase is primarily related to increased salary and benefit expense, higher levels of administrative travel and increased legal expenses related to year-end SEC filings completed during the first quarter.

There were no restructuring and other charges for the quarter ended March 31, 2007. Restructuring and other charges were $23,000 for the quarter ended December 31, 2006 related to the final expenses of sub-letting our former UK operations facility that was completed during the fourth quarter of 2006.

Other income was $121,000 for the first quarter, compared to $241,000 for the fourth quarter, a decrease of $120,000. The decrease is primarily the result of a reduction in the level of foreign exchange gain, and to a lesser extent, a reduction in interest income because of lower average cash balances.

Our pre-tax loss was $1.2 million or $0.13 per diluted share for the first quarter, compared to our pre-tax income of $158,000 or $0.02 per diluted share in the fourth quarter. Income tax expense was 300; excuse me, $33,000 for the first quarter, compared to $77,000 for the fourth quarter of 2006. Our effective tax rate was a minus 3% in the first quarter compared to 49% in the fourth quarter. The income tax expense during the first quarter represents the income tax on the profitable results of our foreign operations where we do not have any history of operating losses, and therefore do not have any operating; excuse me, any net operating tax plus carry forwards to offset the income tax of those operations.

Our net loss for the first quarter was $1.2 million or $0.13 per diluted share compared to $81,000 or $0.01 per diluted share in the fourth quarter of 2006. Diluted average shares outstanding were $9.2 million compared to $9.3 million in the fourth quarter.

Cash and cash equivalents at the end of March were $12.4 million, down $740,000 from the $13.2 million at the end of December. During the first quarter we paid income taxes of $601,000 to our actual cash burden related to operations was insignificant. We currently anticipate the cash will decline slightly during the second quarter of 2007. Capital expenditures during the first quarter were $130,000.

As Bob previously noted, bookings increased in the first quarter of 2007 to $12.6 million compared to $12.2 million in the fourth quarter of 2006, an increase of $413,000 or 3%. Our backlog at the end of the first quarter was $5.3 million, up from $4.8 million at the end of the fourth quarter. While we no longer provide specific net revenue or pre-tax earnings guidance, we can say that we currently expect our business will start to resume sequential growth as we move through the year.

That's it for my financial review. At this time we will now open for Q&A. Operator?

Operator:

Thank you. Ladies and gentlemen at this time we will be conducting a question and answer session. All lines continue to be in a listen-only mode. If you would like to ask a question please press star, one on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. To remove your question from the queue, please press star, two. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys. One moment while we poll for questions. Once again ladies and gentlemen, if you'd like to ask a question, please press star, one on your touchtone phone.

Seeing as there are no questions in the queue, I'd like to turn the call back to management for any concluding remarks.

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[Non-material closing remarks omitted]